UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a party other than the Registrant [X]

Check the appropriate box:

[_]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]       Definitive Proxy Statement

[_]       Definitive Additional Materials

[X]       Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee paid previously with preliminary materials.
[_]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On March 17, 2025, Kent Lake Partners issued the following press release:

Kent Lake Urges Quanterix Management to Address Key Questions Regarding its Proposed Transaction with Akoya Biosciences During Today’s Earnings Call

Believes Proposed Transaction with Akoya Significantly Undervalues Quanterix

Encourages Shareholders to Vote Against Transaction to Protect Long-Term Value of their Investment

RINCON, Puerto Rico – March 17, 2025 – Kent Lake PR LLC (“Kent Lake”) is a holder of 7.47% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX). Kent Lake has previously issued a public presentation detailing its opposition to the Company’s proposed transaction (the “Transaction”) with Akoya Biosciences (“Akoya”) (NASDAQ: AKYA), and has also nominated three highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”).

Kent Lake urges Quanterix management to address the following questions related to the Transaction on its earnings call today:

•	Disproportionate Value Distribution: Why does Quanterix continue to pursue a transaction that allocates over 82% of the combined company enterprise value to Akoya shareholders and less than 18% to Quanterix shareholders?

•	Akoya Going Concern: When evaluating Akoya’s liquidity and going concern issues, as well as its potential impact on Quanterix shareholders' value, what key findings and assumptions did the Quanterix Board review and rely on to inform their M&A evaluation and approve the terms of this merger, which awards Akoya shareholders a significant valuation premium on all metrics compared to Quanterix shareholders in spite of Akoya’s going concern disclosures?

•	Conflicts of Interest: To what extent was Dr. Ivana Magovčević-Liebisch allowed to attend meetings, participate in discussions, and vote on matters related to the Akoya merger, despite her conflict of interest as a Board member at Akoya’s key commercial diagnostic partner?

•	Material NIH Risk: Given that uncertainty around National Institutes of Health (“NIH”) funding has led to a significant revaluation across the sector, and this uncertainty is material enough for peer companies to begin including new NIH-related risk factor disclosures in their FY 2024 10-K filings, how can Quanterix shareholders reasonably rely on the forward-looking statements, financial projections, fairness opinions, and purported merger benefits being presented that don’t account for or contemplate this new material risk?

•	Akoya’s Process: Given the S-4 discloses that Quanterix was bidding against itself by the end of the process, and that all other bidders had already walked away without making final offers due to concerning issues such as Akoya’s high cash burn and debt, how is the Quanterix Board integrating this information into their fiduciary framework to continue to recommend the Merger?

•	The Board’s Recommendation: Considering these outstanding issues and insufficient disclosures, what steps does the Quanterix Board plan to take to ensure they are fulfilling their fiduciary duties and are not required to withdraw their Merger recommendation?

Kent Lake believes that Quanterix shareholders cannot make a fully informed vote, and the Quanterix Board cannot fulfill its fiduciary duties, if these questions on merger terms, conflicts of interest, unaddressed risks, and unreliable forward-looking statements are left unanswered and the material facts undisclosed.

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,879,999 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,879,999 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,879,999 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com

Media Contact

Joe Germani / Kendall Heebink

Longacre Square Partners

KentLake@longacresquarepartners.com